Exhibit 99

Inaugural Scientific Advisory Board Summit
JV Pharma Collaboration Initiative

NEW YORK, NY November 4, 2015 -- Cell Source, Inc. (OTCQB: CLCS) a biotechnology company focused on developing cell therapy treatments based on immunotherapy and regenerative medicine, announced their initiative for joint venture Pharma collaborations at their inaugural Scientific Advisory Board (SAB) Summit held in New York City.  SAB members are leading experts  from Harvard University, Stanford University, Oxford University, Mt. Sinai Medical and University Hospital Wurzburg. They have endorsed Cell Source’s pursuit of JV collaborations with major Pharma players.  Recent scientific developments and new provisional patent applications have set the stage for these JV Pharma Collaborations to leverage Cell Source’s Veto Cell technology and accelerate its commercialization.

Under the leadership of SAB Chairman Dr. Terry Strom of Harvard, and collaborating closely with Chief Scientific Consultant Professor Yair Reisner, the SAB team focused research priorities for the coming year and identified specific potential collaboration opportunities.  These JV Pharma Collaborations will allow Cell Source to transition its operational focus from research into development and commercialization. The insights and guidance of the SAB will help ensure the selection of the right partners and maximize the long-term potential of truly groundbreaking Veto Cell technology.

Dr. Terry Strom, Chairman of the SAB, stated “I am very excited about recent developments in Cell Source’s technology and the prospect of working closely with management to launch JV Pharma Collaborations that can significantly increase the potential of promising breakthrough technologies such as CAR and TCR cancer treatments.”

Cell Source also announced today that under its exclusive license with Yeda Research & Development Ltd., the commercial arm of the Weizmann Institute of Science, two new provisional patent applications have been filed with the United States Patent Office that extend the usage of the Veto Cell technology as a critical enabler for other cell therapy treatments. Using preclinical data, one patent application highlights the ability of Veto Cells to accompany other cell therapy treatments and help them overcome rejection and avoid Graft vs. Host Disease (GvHD) in an allogeneic (using a third party donor) treatment setting. The other patent application involves a genetically modified Veto Cell that can have sustained survival in the patient’s body while avoiding rejection and GvHD. This second application holds the potential to make CAR-T cells, which to date been effective primarily in an autologous (patient’s own cells) setting, succeed in an allogeneic setting. This would permit CAR-T treatments to break out of a “personalized medicine” niche role and attain mass commercial viability by making them into “drug like” off-the-shelf products.

Cell Source plans to selectively pursue JV Pharma collaborations where Veto Cell technology can significantly enhance the efficacy of cell therapy treatments for a variety of indications. This would allow Cell Source to complement the development of its own treatment candidates in parallel development with partners, thus multiplying the potential impact of the Veto Cell technology in the clinic.

About Cell Source, Inc.

Cell Source, Inc. (OTCQB: CLCS) a biotechnology company focused on developing cell therapy treatments based on immunotherapy and regenerative medicine.

For more information go to www.cell-source.com

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Cell Source, Inc. could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate, as well as the risk factors disclosed in Cell Source, Inc.’s Form 10-K filed on March 13, 2015. Cell Source, Inc. may, in some cases, use terms such as "anticipates," "continue," "estimates," "predicts," "believes," "potential," "proposed," "expects," "plans," "intends," "may," "could," "should," "might," "will," or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by Cell Source, Inc. or any other person, that such forward-looking statements will be achieved.  Cell Source, Inc. undertakes no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

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